Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Esports Entertainment Group, Inc. on Amendment No. 3 to Form S-1 of our report dated October 13, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the consolidated financial statements of the Company as of June 30, 2021 and for the year ended June 30, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on October 25, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included or incorporated by reference in this Registration Statement for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP

Marlton, New Jersey

August 1, 2023